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Exhibit 99.1

Contacts:	Kevin McCallum	Brian W. Bethers
	Corporate Spokesperson	Chief Financial Officer
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 924-9826	(801) 924-9800
	media@contacts.com	investor@contacts.com

For Immediate Release

Congress Passes Fairness to Contact Lens Consumers Act

Automatic Prescription Release Means Consumers Don't Have to Buy Contact Lenses from Eye Doctors

        DRAPER, Utah, November 21, 2003 /PRNewswire/—The Fairness to Contact Lens Consumers Act passed the House of Representatives by a vote of 406 to 12 on Wednesday and passed the Senate without opposition Thursday night. The Act gives 36 million Americans the right to choose where they buy contact lenses.

        Jonathan Coon, Chief Executive Officer of 1-800 CONTACTS, said, "We applaud this legislation. The Act creates a national standard for prescription release and verification and gives contact lens wearers the same rights that eyeglass wearers have enjoyed for 25 years."

        Specifically, the Act provides these benefits for contact lens wearers:

  1.
  Automatic Prescription Release. Directs eye care providers to give patients their prescription as soon as they've been fitted, whether they ask for it or not.

  2.
  Prescription Verification. Creates a workable and fair prescription verification system for sellers and prescribers and addresses the practices of some online sellers who do little or no verification. The Act requires all sellers to verify prescriptions and give eye care providers an opportunity to respond. If an eye care provider fails to respond within 8 business hours, the prescription is presumed verified.

  3.
  Minimum expiration period. Prescriptions will be valid for a minimum of one year or the minimum period required by state law—whichever is greater. The expiration period begins only after the eye care provider gives the prescription to the consumer.

        The Act also orders the Federal Trade Commission to study the industry and submit a report to Congress within 12 months. The study will address, among other things, doctor exclusive brands and the impact they have on competition.

        "This Act works for consumers, eye care providers and retailers alike," said Jonathan Coon. "Contact lens wearers will have more choice, eye care providers will be freed to focus on eye care, and retailers can more freely compete on pricing, convenience and customer service."

        "By creating a national standard, we believe this Act significantly reduces several complexities which have plagued this industry for years," said Brian Bethers, Chief Financial Officer of 1-800 CONTACTS. "We expect it to take time before we see the full impact of the Act as consumers, eye care providers, and other retailers become familiar with its requirements."

        The Act becomes law sixty days after being signed by the President.

        1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, "1-800 CONTACTS" (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

        This news release contains forward-looking statements about the Company's future business prospects as a result of the passage of the Act. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.

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  Exhibit 99.1